Exhibit 99.1

Envirotech Vehicles Announces First Quarter 2022 Financial Results

Osceola, Arkansas, May 16, 2022, Envirotech Vehicles, Inc. (“Envirotech Vehicles” or the “Company”) (OTCQX: EVTV), a provider of new zero-emission, purpose-built electric vehicles, today announced its results for the first quarter ended March 31, 2022. The Company has achieved several milestones, including an increase in sales, strategic partnerships with new factory authorized representatives, new alliances with state and federal entities, a newly launched omnichannel marketing strategy, as well as the opening of a new state-of-the-art US-based manufacturing facility.

First Quarter 2022 Financial Results

Sales were $1,108,500 for the three months ended March 31, 2022, compared to $470,793 for the three months ended March 31, 2021. The sales increase was primarily related to the sale of 12 vehicles in the first quarter of 2022 compared to five vehicles in the prior year period.

Total operating expenses for the three months ended March 31, 2022, were $2,947,648, compared to $596,153 for the same period in 2021, as the Company continues to invest in its operations in advance of anticipated higher sales. Total net operating expenses included non-cash charges of $1,633,504 for the three months ended March 31, 2022.

Net loss in the first quarter of 2022 was $2,527,397 compared to a net loss of $658,510 in the first quarter of 2021. Net loss per share was $(0.01) in the first quarter of 2022, consistent with net loss per share in the same period in 2022.

As of March 31, 2022, the Company had cash, cash equivalents, restricted cash and marketable securities of $9,099,105 as compared to $12,909,225 million of cash, cash equivalents, restricted cash and marketable securities as of December 31, 2021. Working capital at March 31, 2022 was $21,034,550 as compared to working capital of $21,473,117 at December 31, 2021.

Phillip Oldridge, Chief Executive Officer of Envirotech Vehicles, commented, “We recognized significantly improved revenue in the first quarter of 2022 as our state-of-the-art fleet of electric trucks and vans continue to see increased traction in the marketplace. By leveraging our valuable network of factory authorized representatives (FAR) and through voucher approvals for the purchase of our vehicles from state incentive programs like the New Jersey Zero Emissions Incentive Program (NJ ZIP), we’ve been able to drive considerable improvements in our sales numbers, both sequentially and year-over-year, and with finished goods inventory at March 31, 2022 of 24 trucks and 100 vans, we are poised to make more deliveries in the second quarter as well. Additionally, we are excited to announce that due to the overwhelming response to the EVT product we currently have 100 trucks and an additional 100 vans in production. We will start receiving shipments of both the trucks and vans in the second quarter and monthly through the end of the year.

“We’ve completed the first phase of renovations at our new 580,000 square foot state-of-the-art manufacturing facility in Osceola, Arkansas, and we’re now moving forward with the next phase of construction. As we’ve mentioned previously, with this facility, we are currently one of the only EV companies with manufacturing capabilities in the United States. As the only licensed vehicle manufacturer in the state of Arkansas, we have a unique opportunity to gain an early foothold in the region and benefit from the robust business climate and highly capable workforce that Osceola has to offer. We are energized by our progress so far, and we remain confident in our ability to effectively scale our business and deliver positive results throughout the balance of 2022.”

Conference Call Information

The Company will host a conference call today, Monday, May 16, 2022, at 5:00 p.m. Eastern Time to discuss its first quarter 2022 results.

To access the live webcast, please use the following link:

https://www.webcaster4.com/Webcast/Page/2214/45544

To participate in the call by phone, dial (877) 545-0320 approximately five minutes prior to the scheduled start time and use access code 457081. International callers should dial (973) 528-0002 and use access code 457081.

A replay of the teleconference will be available until Monday, May 30, 2022, and may be accessed by dialing (877) 481-4010 and using replay passcode 45544. International callers should dial (919) 882-2331 and use replay passcode 45544.

About Envirotech Vehicles

Envirotech Vehicles is a provider of purpose-built zero-emission electric vehicles focused on reducing the total cost of vehicle ownership and helping fleet operators unlock the benefits of green technology. We serve commercial and last-mile fleets, school districts, public and private transportation service companies and colleges and universities to meet the increasing demand for heavy duty electric vehicles. Our vehicles address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.EVTVUSA.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in reports filed by Envirotech Vehicles, Inc. with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expected,” “believes,” “strategy,” “opportunity,” “anticipated,” “outlook,” “designed,” and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Envirotech Vehicles undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

IMS Investor Relations

John Nesbett/Jennifer Belodeau

Telephone: (203) 972-9200

Email: evtv@imsinvestorrelations.com

Envirotech Vehicles

Christian Rodich, Chief Financial Officer

Telephone: (951) 407-9860 ext. 1207

Email: christian.r@evtvusa.com